Exhibit 99.1

Florida East Coast Industries Announces Agreement for a Newly Created
Holding Company to Acquire Codina Group and Related Interests

Creates Premier Florida Real Estate Capabilities

          ST. AUGUSTINE, Fla. and MIAMI, Jan. 6 /PRNewswire-FirstCall/ -- Florida East Coast Industries, Inc. (NYSE: FLA) (FECI) and Codina Group, Inc. (Codina Group) today announced that a newly formed holding company of FECI has entered into an agreement to acquire privately held Codina Group, the largest industrial developer in South Florida and one of Florida’s largest exclusive third-party real estate service providers, and related property interests.  In separate transactions, subsidiaries of FECI will acquire certain land parcels from Mr. Codina and will become a general partner in a partnership currently wholly owned by Mr. Codina and his family. The transactions, valued at $270 million in aggregate, will solidify the Corporation’s position as one of the leading land owners and commercial developers in the state of Florida with a strong presence in the South Florida, Orlando and Jacksonville markets.

          Headquartered in Coral Gables, Florida, Codina Group is an integrated commercial real estate investment, development, construction, leasing, property management and brokerage firm with 150 employees. To date, the Codina Group has constructed over 11 million square feet of industrial, office and retail property, developed over 1,760 acres of land, and currently manages more than 12 million square feet of property.

          In addition to Codina Group, the transactions will include the following projects under current and future development in South Florida:

          100% Owned

          * Beacon Countyline, 457 acres in Hialeah plus an additional 40 adjacent acres; future plans are for the creation of a large industrial park

          * Beacon Commons, 92 acres in Doral, future site of a retail, office and residential development

          * Gables Office Building, a 45,000-square-foot office building to be developed in Coral Gables during 2006

          Joint Ventures

          * Beacon Lakes, 21.2% interest in a venture with AMB Properties that owns a 432-acre industrial park, including three industrial buildings and entitlements for an additional 6.2 million square feet in West Dade

          * Red Road Commons, a proposed 50% interest in a venture with an affiliate of Fairfield Properties, Inc. to build 407-unit residential apartments on land to be leased in South Miami

          * Beacon City Center, a venture with an affiliate of JPMorgan that holds an exclusive option to acquire and redevelop a 77-acre property in Doral into approximately 2,840 residential units and 72 office condominiums

          * Burger King, a 30% interest in a venture with an affiliate of JPMorgan to acquire land and construct a 15-story, 250,000-square-foot building for Burger King’s corporate headquarters

          The properties being acquired are expected to be developed into approximately 11 million square feet of industrial space, 600,000 square feet of office space, 750,000 square feet of retail space and 3,500 multi-family units. The net investment to fully develop these properties, after out parcel and condo sales, of nearly $750 million is expected to produce a stabilized unlevered yield of approximately 9.0%.

          Adolfo Henriques, Chairman, President and Chief Executive Officer of Florida East Coast Industries, commented, “This strategic merger is an extraordinary opportunity for us to combine the capabilities and assets of two of the most successful real estate companies in Florida. The Codina Group has an impressive track record of developing and managing a wide array of quality commercial, industrial and residential projects, and brings a roster of world-class business partners. Integrating Codina Group’s expertise and full scope of real estate capabilities, some of which we already use, with our existing properties enhances FECI’s position as a premier real estate company in the Florida market.”

          Armando Codina, Chairman and Chief Executive Office of Codina Group, added, “The very best deals do what this one is doing:  They work in the short term, and they also create a foundation for the future that’s stronger than either company standing alone.  That’s what we’ve done here.   The complexities of the real estate market are such that we will need to be innovative and bold while remaining agile.  This company will have the strength, resources, experience, expertise and passion necessary for long-term success.”

          Transaction Terms

          Under the terms of the agreement, a newly formed holding company of Florida East Coast Industries, Inc. will acquire Codina Group, Inc. and related interests.  In separate transactions, subsidiaries of FECI will acquire certain land parcels and a general partnership interest in Beacon City Center.  Total consideration of $270 million is comprised of:

          * $168 million in equity -- including $55 million which is contingent upon the achievement of certain value-based milestones; up to $30 million contingent upon partnership distributions; and approximately $12 million of restricted stock to be granted to certain Codina Group employees.  (Equity issued in connection with the transaction may not be sold or transferred for periods ranging from one to five years after the closing).

          * $36 million of debt to be assumed or repaid at closing.

          * Separate transactions totaling $66 million, in which Flagler Development Company (“Flagler”) will buy Beacon Commons and Florida East Coast Railway (“Railway”) will acquire 40 acres adjacent to Beacon Countyline.  Flagler and the Railway expect to purchase these properties utilizing tax-deferred sales proceeds.

          Upon the closing of the acquisition, Mr. Codina will join the FECI management team as President and Chief Executive Officer of Flagler and Codina Group and will join the FECI Board of Directors.  The transaction is subject to various closing conditions and is expected to be completed in the first quarter of 2006.

          Strong Strategic Fit

          Under the leadership of Mr. Codina, the Flagler and Codina Group businesses collectively will be one of the largest landowners and developers in Florida with a concentration in the Miami-Dade area.

          The Flagler and Codina combination will own a Florida real estate portfolio consisting of the following assets:

          * 7.8 million square feet of Class A office and industrial space in the South Florida, Jacksonville, and Orlando markets

          * 430,000 square feet of Class A office and industrial space in the construction phase in the South Florida, Jacksonville and Orlando markets

          * 749 acres of developable land (entitlements or zoning in place) for an additional 10.8 million square feet of development and 780 residential units

          * 2,118 acres of land in the process of obtaining zoning and entitlements for 11.5 million square feet and 2,640 residential units

          * Approximately 1,150 acres of undeveloped, unentitled, strategically located land in Florida for future development or sale

          The Flagler and Codina combination will have a percentage ownership in the following:

          * 604,000 square feet of industrial buildings and future plans for an additional 6.5 million square feet of industrial, retail and office space and 3,200 multi-family units held in various ventures.

          The addition of Codina Group’s entitlement, construction, leasing, management and brokerage capabilities will enhance FECI’s ability to carry development projects all the way from conception through zoning, construction, lease-up, property management and potential disposition.  The integration will also enable FECI to maximize the value of its existing assets throughout Florida.

          Mr. Henriques concluded, “The tremendous growth in the population and economy of Florida and the increasing limits on available land will place an ever-growing premium on having capacity for future development, as well as the expertise to manage complex projects involving divergent interests. This combination will bring us land and developments in some of the most attractive markets in the state led by one of the most reputable and innovative real estate professionals. We believe the expertise of Mr. Codina and his team will provide us with the full range of capabilities to realize the extraordinary value in our unique asset base across the State.”

          Morgan Stanley acted as exclusive financial advisor and Greenberg Traurig and Davis Polk & Wardwell acted as legal advisors to FECI.  White & Case acted as legal advisor to Mr. Codina and the Codina Group.

          Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company and Florida East Coast Railway, L.L.C. Flagler Development Company owns, leases and manages 7.8 million square feet of commercial and industrial space, as well as an additional 430,000 square feet under construction, and owns approximately 657 acres of entitled land and approximately 2,511 acres of additional Florida properties. Florida East Coast Railway is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami.

          Conference Call

          Florida East Coast Industries, Inc. will hold a conference call to discuss the acquisition of Codina Group, Inc. this morning, Friday, January 6, 2006, at 10:30 a.m. Eastern Time (ET).  The conference call and accompanying slide presentation will be webcast and can by accessed at http://www.feci.com in the investor relations section, with an archived version of the webcast available approximately two hours after completion of the call.  The dial-in numbers for the call are 888-455-0041 or 210-234-0028, and entering passcode 1606.  A replay of the call will be available approximately two hours after completion of the call through Friday, February 3, 2006 by dialing 866-461-2738 or 203-369-1354, passcode 1606.

          About Codina Group, Inc.

          Miami-based Codina Group, Inc. is South Florida’s premier real estate firm. Founded in 1980, Codina Group employs 150 commercial real estate professionals in Miami-Dade, Broward and Palm Beach counties. Delivering hands-on service and proven expertise to clients in five areas -- development, construction, brokerage, management, and consulting -- the full-service firm is unparalleled in taking a project from the conceptual stage to property management and final disposition. For more information visit http://www.codina.com .

          About Florida East Coast Industries, Inc.

          Florida East Coast Industries, Inc., headquartered in St. Augustine, FL, conducts operations through two wholly owned subsidiaries, Flagler Development Company (Flagler) and Florida East Coast Railway, L.L.C. (Railway). Flagler owns, leases and manages 7.8 million square feet of commercial and industrial space, as well as an additional 430,000 square feet under construction, and owns approximately 657 acres of entitled land and approximately 2,511 acres of additional Florida properties. Railway is a regional freight railroad that operates 351 miles of mainline track from Jacksonville to Miami and provides intermodal drayage services at terminals located in Atlanta, Jacksonville and Miami. For more information, visit the Company’s website at http://www.feci.com .

          This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company’s present expectations or beliefs concerning future events. These statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “intend,” “estimate,” “will,” “should,” “could,” “may,” and other expressions that indicate future events and trends. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the ability of each party to the announced transaction to satisfy the closing conditions in the agreement, expected completion dates, completion of existing and future projects, statements regarding accessibility, visibility, expansion opportunities, changes in the general and local real estate market or in general economic conditions, including an economic slowdown or recession; industry competition; availability of buyers to obtain financing and changes in interest rates and capital markets; changes in insurance markets; discretionary government decisions affecting the use of land, ability to obtain certain permits, zoning, and entitlements and delays resulting from; weather conditions and other natural occurrences that may affect construction or cause damage to assets; liability for environmental remediation and changes in environmental laws and regulations; the ability to complete agreements and meet requirements, terms and conditions for closing transactions; the ability of complete transactions within specified time frame; failure or inability of third parties to fulfill their commitments or to perform their obligations under agreements; costs and availability of land and construction materials; and other risks inherent in the real estate and other business of the Company.  Further information on these and other risk factors is included in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. The Company assumes no obligation to update the information contained in this presentation, which speaks only as of its date.

SOURCE  Florida East Coast Industries, Inc.
          -0-                                                                      01/06/2006
          /CONTACT:  Bradley Lehan, Florida East Coast Industries, +1-904-819-2128/
          /Web site:  http://www.feci.com
          http://www.codina.com /